FOR IMMEDIATE RELEASE
January 12, 2012

CHEVIOT FINANCIAL CORP.
ANNOUNCES RESULTS OF ITS STOCK OFFERING AND
EXPECTED TRANSACTION CLOSING DATE

Cheviot, Ohio, January 12, 2012 – Cheviot Financial Corp., the existing stock holding company for Cheviot Savings Bank (“Cheviot Federal”) (Nasdaq: CHEV), announced today that Cheviot Financial Corp., a Maryland company (“New Cheviot”), which is the proposed successor stock holding company for Cheviot Savings Bank in connection with the mutual-to-stock conversion of Cheviot Mutual Holding Company, expects to sell 4,675,000 shares of common stock at $8.00 per share, for gross offering proceeds of $37.4 million, in its stock offering.  Orders for a total of 2,489,488 shares of common stock have been accepted in the syndicated community offering, for which Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager. New Cheviot received orders for 2,185,512 shares of common stock in the subscription and community offerings, for which Stifel, Nicolaus & Company, Incorporated acted as selling agent.  All orders properly executed in the subscription and community offerings will be filled in whole, including the order by New Cheviot’s employee stock ownership plan.

Concurrent with the completion of the offering, shares of Cheviot Federal’s common stock owned by the public will be exchanged for shares of New Cheviot’s common stock so that Cheviot Federal’s existing stockholders will own approximately the same percentage of New Cheviot’s common stock as they owned of Cheviot Federal’s common stock immediately prior to the conversion. As a result, stockholders of Cheviot Federal will receive 0.8570 shares of New Cheviot’s common stock for each share of Cheviot Federal common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $8.00 per share. As a result of the offering and the exchange of shares, New Cheviot will have approximately 7,596,896 shares outstanding after giving effect to the transaction.

Subject to the receipt of final regulatory approvals, the transaction is scheduled to close on January 18, 2012, at which time Cheviot Mutual Holding Company and Cheviot Federal will cease to exist and New Cheviot will become the fully public stock holding company of Cheviot Savings Bank.  The shares of common stock of Cheviot Federal will cease trading under the trading symbol “CHEV” on the Nasdaq Capital Market at the close of business on January 17, 2012.  The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on January 18, 2012 under the trading symbol “CHEVD” for a period of 20 trading days and will thereafter trade under “CHEV.”

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about January 18, 2012.  Stockholders of Cheviot Federal holding shares in street name will automatically receive shares of New Cheviot and cash in lieu of fractional shares within their investment accounts.  Stockholders of Cheviot Federal holding shares in certificated form will be mailed a letter of transmittal on or about January 23, 2012 and will receive stock certificates for their shares of New Cheviot common stock and a check representing cash in lieu of fractional shares after submitting their Cheviot Federal stock certificates and a properly completed letter of transmittal to New Cheviot’s transfer agent.

Forward Looking Statements -- This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expected,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of New Cheviot, Cheviot Federal and Cheviot Savings Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Cheviot Savings Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect New Cheviot, Cheviot Federal and Cheviot Savings Bank or their operations.